Exhibit 99.1

LMP Automotive Holdings, Inc. Provides Update on Fourth Quarter and Full Year 2019 Results and Subsequent Events

PLANTATION, FL / ACCESSWIRE /February 5, 2020/ LMP Automotive Holdings, Inc. (NASDAQ:LMPX) (the “Company”), an e-commerce and facilities-based platform for consumers who desire to buy, sell, rent, subscribe for or finance pre-owned and new automobiles, today announced it will report its fourth quarter and full year 2019 financial results for the period ended December 31, 2019, following the close of market on Tuesday, February 25, 2020. On that day, management will hold a conference call at 5:30 p.m. ET to review and discuss the company’s business and results. For more information visit: https://investors.lmpah.com. The Company also announced certain preliminary results of operations for the three months ended December 31, 2019.

Preliminary Expected Results of Operations

For the three months ended December 31, 2019, the Company expects to report the following operating results:

Q4 2019 GAAP Results

-Revenue is expected to be $3,032,480, an increase of $1,854,593 as compared to Q3 2019;

-Subscription fees revenue is expected to be $459,010, as compared to $340,482 in Q3 2019 and $242,881 in Q4 2018;

-Rental revenue is expected to be $23,049, as compared to $43,858 in Q3 2019 and $274,439 in Q4 2018;

-Total gross profit is expected to be $247,874, an improvement of $417,189 as compared to Q3 2019;

-Net loss is expected to be $572,195, an improvement of $203,198 as compared to Q3 2019;

-Inventory is expected to total $10,035,904;

-Net loss per share is expected to be $0.08, based on weighted average shares of common stock outstanding of 6.8 million shares;

-Shares of common stock outstanding at the end of the year is expected to be 8,691,323 shares; and

-Shareholders’ equity at the end of the year is expected to be $15.8 million, an increase of $10.1 million from Q3 2019.

Q4 2019 non-GAAP Results

Unless otherwise noted, all financial comparisons stated below are versus Q4 2018.

-EBITDA1 loss is expected to be $224,246, a decrease of $473 as compared to Q3 2019;

- Subscription Leasing and Rental Margins1 in the aggregate is expected to increase from 28.2% to 39.5% as compared to Q4 2018 and from 21.3% to 39.5% as compared to Q3 2019, an improvement of 11.4 and 18.2 percentage points, respectively; and

-Vehicle Sales Margins1 is expected to increase from -21% to 2% as compared to Q4 2018 and from -43% to 2% as compared to Q3 2019, an improvement of 23 and 45 percentage points, respectively.

December 2019 Other Results

Month ended December 31, 2019 as compared to month ended November 30, 2019

- Subscription Leasing and Rentals in-service unit count is expected to increase from 205 to 279, an increase of 36.1%;

- Subscription Leasing in-service average monthly unit revenue is expected to be $877;

- Rentals in-service average monthly unit revenue is expected to be $391; and

-Allocated fleet utilization for Subscription Leasing and Rentals increased to 83%.

2020 Outlook

Sam Tawfik, the Company’s Chairman and Chief Executive Officer, stated,

“We exceeded our expectations in the fourth quarter as we continued to improve the quality of our revenue by maintaining the higher margin Subscription Leasing and Rental fleet active for a longer period of time, before those vehicles are available for sale on our online platform. This resulted in a temporary decline in vehicle sales revenue and an increase in profit margin. In addition to higher margins, our utilization on allocated fleet vehicles increased, due to the scaling of our business as expected.”

Mr. Tawfik also added, “this performance continues to prove out our subscription and rental model; we believe we can continue and expand the success of our Subscription Leasing and Rental business model at potential franchise dealership group acquisitions, as we implement our dealership acquisition strategy.”

1 EBITDA, Subscription Leasing and Rental Margin and Vehicle Sales Margin are non-GAAP financial measures which are reconciled to the most directly comparable measures calculated in accordance with GAAP under the caption “Non-GAAP Financial Measures.”

At LMP, we believe we can and intend to demonstrate rapid, efficient and profitable expansion and in a modern online-centric way. LMP is focused on acquiring dealer groups to create concentrated clusters of dealerships to derive maximum SG&A efficiency and redundancy, as well as expanded consumer product optionality. At the same time, we plan on maintaining each dealership’s local brand recognition and online presence while simultaneously presenting all new, used, subscription, and rental inventory on the main LMP sites to create one of the largest and most diverse online stores, enabling consumers multiple options for access to vehicles. We believe this approach will grow both revenue and earnings of the potential acquisitions.

In February 2020, our board of directors authorized the creation of an acquisitions and finance committee. The acquisitions and finance committee’s responsibilities include, among other items, reviewing strategic plans and financial strategies and evaluating divestitutres, acquisition and merger opportunities and the purchase or sale of business assets.

We are revising our 2020 internal goals ex-acquisitions for Revenue and Net income based on our results in the trailing months and our view of the many exciting opportunities ahead. Our internal goals are as follows:

- Revenue of $ 52 - $65 million; and

- Net income of $2.8 - $3.5 million.

We have recently ordered additional new vehicle inventory totaling approximately $41.4 million, comprised of approximately 986 units from Mercedes Benz, Land Rover, Toyota, Hyundai and General Motors under our factory arrangements to accommodate growth for the Subscription Leasing and Rental segments of our business. This order, combined with what was previously ordered and in transit, totals approximately 1,303 units costing $49.6 million, and is primarily concentrated on luxury import models. We intend to place additional orders during the course of the year consisting of lower cost vehicles to accommodate the average income consumer demand.

Other Financial Measures

Subscription Leasing and Rental In-service Average Monthly Unit Revenue

The Company calculates subscription leasing in-service average monthly unit revenue by dividing subscription fee revenues in the period by the subscription vehicle count that generated the revenue in the period.

The Company calculates rental in-service average monthly unit revenue by dividing rental revenues in the period by the subscription vehicle count that generated the revenue in the period.

Non-GAAP Financial Measures

The Company has provided in this release certain non-GAAP financial measures, including EBITDA, Subscription Leasing and Rental Margins and Vehicle Sales Margins, to supplement its financial results that are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Management uses these financial metrics internally in analyzing the Company’s financial results to assess operational performance and to determine the Company’s future capital requirements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The Company believes that both management and investors benefit from referring to these financial metrics in assessing our performance and when planning, forecasting and analyzing future periods. The Company believes these financial metrics are useful to investors and others to understand and evaluate the Company’s operating results and it allows for a more meaningful comparison between the Company’s performance and that of competitors. Our use of EBITDA, Subscription Leasing and Rental Margins and Vehicle Sales Margins have limitations as analytical tools, and you should not consider these performance measures in isolation from or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider these financial metrics along with other financial performance measures, including total revenues, total gross profit and net loss presented in accordance with GAAP.

EBITDA

The company defines EBITDA as net loss before interest expense, income tax expense, depreciation (including vehicle inventory impairment) and amortization.

The following table provides a reconciliation of EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis and for each of the periods indicated.

Reconciliation of Net loss to EBITDA	Q4 2019	Q3 2019	Change
Net loss	$(572,195)	$(775,393)
Interest expense	$23,233	$4,161
Tax	$-	$-
Depreciation and amortization expense – Property, equipment, leasehold improvements, and intangibles	$26,505	$23,996
Depreciation expense – fleet vehicles	$249,031	$225,606
Inventory impairment	$49,180	$297,857
EBITDA	$(224,246)	$(223,773)	$(473)

Subscription Leasing and Rental Margins

The Company calculates Subscription Leasing and Rental Margins by deducting subscription and rental cost of revenues from subscription fee and rental revenues adjusted for non-recurring, material adjustments.

The following table provides a reconciliation of Subscription Leasing and Rental Margins to subscription fee and rental revenues, the most directly comparable GAAP financial measure, on a historical basis and for each of the periods indicated.

Reconciliation of Subscription Fees and Rental Revenues to Subscription Leasing and Rental Margin	Q4 2019	Q3 2019	Change from Q4 2019	Q4 2018	Change from Q4 2019
Subscription fees revenue	$459,010	$340,482		$242,881
Rental revenues	$23,049	$43,858		$274,439
Total Subscription fees and rental revenues	$482,059	$384,340		$517,320
Subscription and rental cost of revenues	$(291,526)	$(302,331)		$(371,609)
Gross profit (loss)	$190,533	$82,009		$145,711
Subscription Leasing and Rental Margin	39.5%	21.3%	18.2%	28.2%	11.4%

Vehicle Sales Margins

The Company calculates Vehicle Sales Margins by deducting vehicle sales cost of revenues and inventory impairment from vehicle sales revenue.

The following table provides a reconciliation of Vehicle Sales Margins to Vehicle Sales Revenue, the most directly comparable GAAP financial measure, on a historical basis and for each of the periods indicated.

Reconciliation of Vehicle Sales Revenue to Vehicle Sales Margin	Q4 2019	Q3 2019	Change from Q4 2019	Q4 2018	Change from Q4 2019
Vehicle sales revenue	$2,544,904	$793,547		$5,245,485
Vehicle sales cost of revenues	$(2,443,900)	$(833,168)		$(5,830,626)
Inventory impairment	$(49,180)	$(297,857)		$(529,983)
Gross profit (loss)	$51,824	$(337,478)		$(1,115,124)
Vehicle sales margin	2%	(43%)	45%	(21%)	23%

About LMP Automotive Holdings, Inc. – “Buy, Rent or Subscribe, Sell and Repeat.”

LMP Automotive Holdings, Inc. (NASDAQ: LMPX) describes its business model as “Buy, Rent or Subscribe, Sell and Repeat.” This means that we “Buy” pre-owned automobiles primarily through auctions or directly from other automobile dealers, and new automobiles from manufacturers and manufacturer distributors at fleet rates. We “Rent or Subscribe” by either renting automobiles to our customers or allowing them to enter into our subscription plan for automobiles in which customers have use of an automobile for a minimum of thirty (30) days. LMP’s all-inclusive vehicle subscription membership includes monthly swaps and covers insurance, maintenance and upkeep. It offers the flexibility to upgrade your vehicle to a more premium model or downgrade for a lesser cost model when you like. We “Sell” our inventory, including automobiles previously included in our rental and subscription programs, to customers as well, and then we “Repeat” the whole process.

Media Contact:

John Mattio

President and Founder

Lamnia International

(203) 885-1058

jmattio@lamniacom.com

For more information visit: https://lmpmotors.com/.

FORWARD-LOOKING STATEMENTS:

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” will,” the negatives thereof and other words and terms of similar meanings. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: our dependence upon external sources for the financing of our operations; our ability to effectively executive our business plan; our ability to maintain and grow our reputation and to achieve and maintain the market acceptance of our services and platform; our ability to manage the growth of our operations over time; our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others; our ability to maintain relationships with existing customers and automobile suppliers, and develop relationships; and our ability to compete and succeed in a highly competitive and evolving industry; as well as other risks described in our SEC filings. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

SOURCE: LMP Automotive Holdings, Inc.

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